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                                                                                Exhibit 11

                                          Rentrak Corporation

                              Computation of Net Income (Loss) Per Share


                                                 For the Three Months Ended    For the Three Months Ended
                                                       June 30, 1995              June 30, 1994
                                                                  Fully                    Fully
                                                    Primary       Diluted(*)  Primary      Diluted


             Weighted average number of shares of
               common stock outstanding             11,209,770    11,209,770  10,192,904   10,192,904

               Dilutive effect of exercise of
                 stock options                         314,076       488,806     774,777      774,777

               Weighted average number of shares
                 of common stock and common stock
                 equivalents                        11,523,846    11,698,576  10,967,681   10,967,681



             Net Income (Loss)                       ($336,117)   ($336,117)  $1,761,821  $ 1,761,821


             Net Income (Loss) per Share                ($0.03)      ($0.03)       $0.16        $0.16


            (*)      As Fully Diluted Earnings  Per Share is antidilutive,  only Primary is presented  in the Statement  of
                 Operations.
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